UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                                  SCHEDULE l3G

                    Under the Securities Exchange Act of l934
                        (Amendment No. ______________)*



                         REYNOLDS, SMITH AND HILLS, INC.
        -----------------------------------------------------------------
                                (Name of Issuer)




                          Common Stock, $0.0l Par Value
       -----------------------------------------------------------------
                         (Title of Class of Securities)





                                 Not Applicable
       ------------------------------------------------------------------
                                 (CUSIP NUMBER)



     Check the following box if a fee is being paid with this statement( ).

     (A fee is not required ony if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendement containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.                  Not Applicable         13G
                           --------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
               LEERIE T. JENKINS, JR.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               ###-##-####
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:   a(    )
                                                             b(    )
--------------------------------------------------------------------------------

3.       SEC USE ONLY
--------------------------------------------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
               UNITED STATES
--------------------------------------------------------------------------------

         Number of                        5.  SOLE VOTING POWER
                                              l3,073.81
          Shares                          _____________________________

    Beneficially owned                    6.  SHARED VOTING POWER
                                              51,689.00
     by Each Reporting                    _____________________________

          Person                          7.  SOLE DISPOSITIVE POWER
                                              13,073.81
           With                           _____________________________

                                          8.  SHARED DISPOSITIVE POWER
                                              51,689.00
--------------------------------------------------------------------------------

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           64,762.81
--------------------------------------------------------------------------------

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES SHARES*
                           (    )
--------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           14.24%
--------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON

                           IN

--------------------------------------------------------------------------------


* SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP NO.  Not Applicable
           --------------

Item 1(a)  Name of Issuer: Reynolds, Smith and Hills, Inc.

Item 1(b)  Address of Issuer's  Principal  Executive  Offices:
           4651 Salisbury Road, Jacksonville, Florida 32256

Item 2(a)  Name of Person Filing: Leerie T. Jenkins, Jr.

Item 2(b)  Address of Principal Business Office or, if none,  Residence:
           4651 Salisbury Road, Jacksonville, Florida 32256

Item 2(c)  Citizenship: U.S.

Item 2(d)  Title of Class of Securities: Common Stock, 0.01 Par Value

Item 2(e)  CUSIP Number: Not Applicable

Item 3     Not Applicable

Item 4     Ownership
           (a)Amount Beneficially Owned: 64,762.81
           (b) Percent of Class: 14.24%
           (c) Number of Shares to Which Such Person Has:
               (i)   Sole Power as to Vote or Direct the Vote: 13,073.81
               (ii)  Shared Power to Vote or Direct the Vote: 51,689
               (iii) Sole Power to Dispose of or to Direct the
                     Disposition of: 13,073.81
               (iv) Shared Power to Dispose of or to Direct the Disposition of: 51,689
Item 5      Not Applicable

Item 6      Not Applicable

Item 7      Not Applicable

Item 8      Not Applicable

Item 9      Not Applicable

Item 10     Not Applicable

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 12, 1998


/s/ LEERIE T. JENKINS, JR.
-------------------------
Leerie T. Jenkins, Jr.

CUSIP NO.                  Not Applicable         13G
                           --------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
               DAVID K. ROBERTSON

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               ###-##-####
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:   a(    )
                                                             b(    )
--------------------------------------------------------------------------------

3.       SEC USE ONLY
--------------------------------------------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
               UNITED STATES
--------------------------------------------------------------------------------

         Number of                        5.  SOLE VOTING POWER
                                              6,219.55
          Shares                          _____________________________

    Beneficially owned                    6.  SHARED VOTING POWER
                                              19,745.00
     by Each Reporting                    _____________________________

          Person                          7.  SOLE DISPOSITIVE POWER
                                              6,219.55
           With                           _____________________________

                                          8.  SHARED DISPOSITIVE POWER
                                              19,745.00
--------------------------------------------------------------------------------

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           25,964.55
--------------------------------------------------------------------------------

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES SHARES*
                           (    )
--------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           5.71%
--------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON

                           IN

--------------------------------------------------------------------------------


* SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP NO.  Not Applicable
           --------------

Item 1(a)  Name of Issuer: Reynolds, Smith and Hills, Inc.

Item 1(b)  Address of Issuer's  Principal  Executive  Offices:
           4651 Salisbury Road, Jacksonville, Florida 32256

Item 2(a)  Name of Person Filing: David K. Robertson

Item 2(b)  Address of Principal Business Office or, if none,  Residence:
           4651 Salisbury Road, Jacksonville, Florida 32256

Item 2(c)  Citizenship: U.S.

Item 2(d)  Title of Class of Securities: Common Stock, 0.01 Par Value

Item 2(e)  CUSIP Number: Not Applicable

Item 3     Not Applicable

Item 4     Ownership
           (a)Amount Beneficially Owned: 25,964.55
           (b) Percent of Class: 5.71%
           (c) Number of Shares to Which Such Person Has:
               (i)   Sole Power as to Vote or Direct the Vote: 6,219.55
               (ii)  Shared Power to Vote or Direct the Vote: 19,745
               (iii) Sole Power to Dispose of or to Direct the
                     Disposition of: 6,219.55
               (iv) Shared Power to Dispose of or to Direct the Disposition of: 19,745
Item 5      Not Applicable

Item 6      Not Applicable

Item 7      Not Applicable

Item 8      Not Applicable

Item 9      Not Applicable

Item 10     Not Applicable

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 12, 1998


/s/ DAVID K. ROBERTSON
-------------------------
David K. Robertson

CUSIP NO.                  Not Applicable         13G
                           --------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
               DAROLD F. COLE

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               ###-##-####
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:   a(    )
                                                             b(    )
--------------------------------------------------------------------------------

3.       SEC USE ONLY
--------------------------------------------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
               UNITED STATES
--------------------------------------------------------------------------------

         Number of                        5.  SOLE VOTING POWER
                                              25,479.43
          Shares                          _____________________________

    Beneficially owned                    6.  SHARED VOTING POWER
                                              0.00
     by Each Reporting                    _____________________________

          Person                          7.  SOLE DISPOSITIVE POWER
                                              25,479.43
           With                           _____________________________

                                          8.  SHARED DISPOSITIVE POWER
                                              0.00
--------------------------------------------------------------------------------

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           25,479.43
--------------------------------------------------------------------------------

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES SHARES*
                           (    )
--------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           5.60%
--------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON

                           IN

--------------------------------------------------------------------------------


* SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP NO.  Not Applicable
           --------------

Item 1(a)  Name of Issuer: Reynolds, Smith and Hills, Inc.

Item 1(b)  Address of Issuer's  Principal  Executive  Offices:
           4651 Salisbury Road, Jacksonville, Florida 32256

Item 2(a)  Name of Person Filing: Darold F. Cole

Item 2(b)  Address of Principal Business Office or, if none,  Residence:
           4651 Salisbury Road, Jacksonville, Florida 32256

Item 2(c)  Citizenship: U.S.

Item 2(d)  Title of Class of Securities: Common Stock, 0.01 Par Value

Item 2(e)  CUSIP Number: Not Applicable

Item 3     Not Applicable

Item 4     Ownership
           (a)Amount Beneficially Owned: 25,479.43
           (b) Percent of Class: 5.60%
           (c) Number of Shares to Which Such Person Has:
               (i)   Sole Power as to Vote or Direct the Vote: 25,479.43
               (ii)  Shared Power to Vote or Direct the Vote: 0
               (iii) Sole Power to Dispose of or to Direct the
                     Disposition of: 25,479.43
               (iv) Shared Power to Dispose of or to Direct the Disposition of: 0
Item 5      Not Applicable

Item 6      Not Applicable

Item 7      Not Applicable

Item 8      Not Applicable

Item 9      Not Applicable

Item 10     Not Applicable

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 12, 1998


/s/ DAROLD F. COLE
-------------------------
Darold F. Cole

CUSIP NO.                  Not Applicable         13G
                           --------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
               J. RONALD RATLIFF

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               ###-##-####
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:   a(    )
                                                             b(    )
--------------------------------------------------------------------------------

3.       SEC USE ONLY
--------------------------------------------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
               UNITED STATES
--------------------------------------------------------------------------------

         Number of                        5.  SOLE VOTING POWER
                                              7,925.99
          Shares                          _____________________________

    Beneficially owned                    6.  SHARED VOTING POWER
                                              26,737.00
     by Each Reporting                    _____________________________

          Person                          7.  SOLE DISPOSITIVE POWER
                                              7,925.99
           With                           _____________________________

                                          8.  SHARED DISPOSITIVE POWER
                                              26,737.00
--------------------------------------------------------------------------------

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         34,662.99
--------------------------------------------------------------------------------

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES SHARES*
                         (    )
--------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                          7.62%
--------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON

                           IN

--------------------------------------------------------------------------------


* SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP NO.  Not Applicable
           --------------

Item 1(a)  Name of Issuer: Reynolds, Smith and Hills, Inc.

Item 1(b)  Address of Issuer's  Principal  Executive  Offices:
           4651 Salisbury Road, Jacksonville, Florida 32256

Item 2(a)  Name of Person Filing: J. Ronald Ratliff

Item 2(b)  Address of Principal Business Office or, if none,  Residence:
           4651 Salisbury Road, Jacksonville, Florida 32256

Item 2(c)  Citizenship: U.S.

Item 2(d)  Title of Class of Securities: Common Stock, 0.01 Par Value

Item 2(e)  CUSIP Number: Not Applicable

Item 3     Not Applicable

Item 4     Ownership
           (a)Amount Beneficially Owned: 34,662.99
           (b) Percent of Class: 7.62%
           (c) Number of Shares to Which Such Person Has:
               (i)   Sole Power as to Vote or Direct the Vote: 7,925.99
               (ii)  Shared Power to Vote or Direct the Vote: 26,737
               (iii) Sole Power to Dispose of or to Direct the
                     Disposition of: 7,925.99
               (iv) Shared Power to Dispose of or to Direct the Disposition of: 26,737
Item 5      Not Applicable

Item 6      Not Applicable

Item 7      Not Applicable

Item 8      Not Applicable

Item 9      Not Applicable

Item 10     Not Applicable

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 12, 1998


/s/ J. RONALD RATLIFF
-------------------------
J. Ronald Ratliff

CUSIP NO.                  Not Applicable         13G
                           --------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
               HENRY C. LUKE, JR.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               ###-##-####
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:   a(    )
                                                             b(    )
--------------------------------------------------------------------------------

3.       SEC USE ONLY
--------------------------------------------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
               UNITED STATES
--------------------------------------------------------------------------------

         Number of                        5.  SOLE VOTING POWER
                                              3,001.82
          Shares                          _____________________________

    Beneficially owned                    6.  SHARED VOTING POWER
                                              24,670.00
     by Each Reporting                    _____________________________

          Person                          7.  SOLE DISPOSITIVE POWER
                                              3,001.82
           With                           _____________________________

                                          8.  SHARED DISPOSITIVE POWER
                                              24,670.00
--------------------------------------------------------------------------------

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           27,671.82
--------------------------------------------------------------------------------

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES SHARES*
                           (    )
--------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           6.08%
--------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON

                           IN

--------------------------------------------------------------------------------


* SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP NO.  Not Applicable
           --------------

Item 1(a)  Name of Issuer: Reynolds, Smith and Hills, Inc.

Item 1(b)  Address of Issuer's  Principal  Executive  Offices:
           4651 Salisbury Road, Jacksonville, Florida 32256

Item 2(a)  Name of Person Filing: Henry C. Luke, Jr.

Item 2(b)  Address of Principal Business Office or, if none,  Residence:
           4651 Salisbury Road, Jacksonville, Florida 32256

Item 2(c)  Citizenship: U.S.

Item 2(d)  Title of Class of Securities: Common Stock, 0.01 Par Value

Item 2(e)  CUSIP Number: Not Applicable

Item 3     Not Applicable

Item 4     Ownership
           (a)Amount Beneficially Owned: 27,671.82
           (b) Percent of Class: 6.08%
           (c) Number of Shares to Which Such Person Has:
               (i)   Sole Power as to Vote or Direct the Vote: 3,001.82
               (ii)  Shared Power to Vote or Direct the Vote: 24,670
               (iii) Sole Power to Dispose of or to Direct the
                     Disposition of: 3,001.82
               (iv) Shared Power to Dispose of or to Direct the Disposition of: 24,670
Item 5      Not Applicable

Item 6      Not Applicable

Item 7      Not Applicable

Item 8      Not Applicable

Item 9      Not Applicable

Item 10     Not Applicable

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 12, 1998


/s/ HENRY C. LUKE, JR.
-------------------------
Henry C. Luke, Jr.

CUSIP NO.                  Not Applicable         13G
                           --------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
               JOSEPH J. HARTNETT

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               ###-##-####
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:   a(    )
                                                             b(    )
--------------------------------------------------------------------------------

3.       SEC USE ONLY
--------------------------------------------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
               UNITED STATES
--------------------------------------------------------------------------------

         Number of                        5.  SOLE VOTING POWER
                                              27,141.18
          Shares                          _____________________________

    Beneficially owned                    6.  SHARED VOTING POWER
                                              0.00
     by Each Reporting                    _____________________________

          Person                          7.  SOLE DISPOSITIVE POWER
                                              27,141.18
           With                           _____________________________

                                          8.  SHARED DISPOSITIVE POWER
                                              0.00
--------------------------------------------------------------------------------

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           27,141.18
--------------------------------------------------------------------------------

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES SHARES*
                           (    )
--------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           5.97%
--------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON

                           IN

--------------------------------------------------------------------------------


* SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP NO.  Not Applicable
           --------------

Item 1(a)  Name of Issuer: Reynolds, Smith and Hills, Inc.

Item 1(b)  Address of Issuer's  Principal  Executive  Offices:
           4651 Salisbury Road, Jacksonville, Florida 32256

Item 2(a)  Name of Person Filing: Joseph J. Harnett

Item 2(b)  Address of Principal Business Office or, if none,  Residence:
           4651 Salisbury Road, Jacksonville, Florida 32256

Item 2(c)  Citizenship: U.S.

Item 2(d)  Title of Class of Securities: Common Stock, 0.01 Par Value

Item 2(e)  CUSIP Number: Not Applicable

Item 3     Not Applicable

Item 4     Ownership
           (a)Amount Beneficially Owned: 27,141.18
           (b) Percent of Class: 5.97%
           (c) Number of Shares to Which Such Person Has:
               (i)   Sole Power as to Vote or Direct the Vote: 27,141.18
               (ii)  Shared Power to Vote or Direct the Vote: 0
               (iii) Sole Power to Dispose of or to Direct the
                     Disposition of: 27,141.18
               (iv) Shared Power to Dispose of or to Direct the Disposition of: 0
Item 5      Not Applicable

Item 6      Not Applicable

Item 7      Not Applicable

Item 8      Not Applicable

Item 9      Not Applicable

Item 10     Not Applicable

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 12, 1998


/s/ JOSEPH J. HARNETT
-------------------------
Joseph J. Harnett